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EXHIBIT 10.2

CONFIDENTIAL
July 2, 2018

Morihiro Sudo
Daikyo Seiko, Ltd.
126-1, Kurohakama-Cho
Sano-shi
Tochigi 327-0813 Japan

Dear Mori:

This Letter (“Letter”) is intended to memorialize the agreement and understanding between West Pharmaceutical Services, Inc. (“West”) and Daikyo Seiko, Ltd. (“Daikyo”) regarding certain commercial terms relating to the Amended and Restated Technology Exchange and CrossLicense Agreement (the “CrossLicense Agreement”) and the Distributorship Agreement (the “Distributorship Agreement,” and, together with the CrossLicense Agreement, the “Agreements”), each dated effective January 18, 2017.

The CrossLicense Agreement provides for the exchange of technology relating to the manufacture of closures, vials, medical device components and similar products, and the licensing of know-how and patents relating to such products. Under the Distributorship Agreement, West serves as a non-exclusive distributor for certain Daikyo products on a global basis, outside of Japan and certain other Asian countries identified therein.

Fixed Royalty Rate: Calculation of Rate. The parties agree that the royalty rate for sales of products or technologies using any Special Material, Formula or Process, as set forth in the CrossLicense Agreement, is hereby modified, and shall now be equal to [**] of products incorporating such Special Material, Formula or Process, subject to the following provisions. This rate shall apply to all Special Materials, Formula and Processes that are subject to ongoing royalty payments under the CrossLicense Agreement, and it shall apply only to royalties that are due on an ongoing basis under the CrossLicense Agreement. For any technology where a one-time license fee was paid or where no ongoing royalty obligations are due or payable under the CrossLicense Agreement, then this rate will not apply to such technology and no royalties or other payments will be required for such technologies (except in the case of a Significant Technological Improvement, as defined below). With regard to devices, components or products that incorporate a Special Material, Formula or Process along with other technologies or materials, the net sales price used to calculate the royalty rate shall be based on the price of the Special Material, Formula or Process’ proportional value to the total sales value, as consistent with the CrossLicense Agreement.

SmartDose Injector Technology. Under the CrossLicense Agreement, the parties agreed that Daikyo would provide assistance to West with regard to the design and manufacture of cartridges suitable for use in West’s SmartDose® patch injector (“SmartDose Injector”) in consideration for West transferring to Daikyo information regarding the design, filling, packaging and manufacturing of ported bags and related products. The parties agree that no royalties or license fees are or shall be due or payable by Daikyo to West in connection with the transfer of information relating to ported bags and related products, or by West to Daikyo in connection with Daikyo’s assistance relating to the SmartDose Injector technology, or in connection with any sales by West of products incorporating SmartDose Injector technology, except in each case in the event of a Significant Technological Improvement, as defined below. Without limiting the foregoing, the parties agree that no royalties, license fees or other amounts are or shall be due or payable by West to Daikyo in connection with its use of CZ Resin for the SmartDose Injector technology.

Insert Needle Syringe Technology: Other Devices Incorporating CZ Resin. The parties acknowledge and agree that in connection with the CrossLicense Agreement, and pursuant to the terms set forth in the Technology Transfer Agreement between the parties dated October 31, 2007, as amended by an Amendment to Technology

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Transfer Agreement between the parties dated July 1, 2011 (together, the “Tech Transfer Agreement”), West paid Daikyo a one-time license fee equal to [**] and transferred to Daikyo certain Know-How related to e-beam and steam sterilization technology in consideration for the transfer to West of certain technology identified therein as relating to the Daikyo Crystal Zenith® Staked Needle Syringe. The parties hereby acknowledge and agree that the technology transferred to West in the Tech Transfer Agreement actually described the Daikyo Crystal Zenith® Insert Needle Syringe (“Insert Needle Syringe”) technology, rather than the Daikyo Crystal Zenith® Staked Needle Syringe technology. Accordingly, the parties hereby agree that all references to “Daikyo Crystal Zenith® Staked Needle Syringe” and “Staked Needle Syringe” in the Tech Transfer Agreement shall be replaced with “Daikyo Crystal Zenith® Insert Needle Syringe” and “Insert Needle Syringe,” respectively. The parties further agree that no royalties, license fees or other amounts are or shall be due or payable by West to Daikyo, or by Daikyo to West, in connection with the transfer of such technology or West’s use of such technology, except in the event of a Significant Technological Improvement, as defined below. Without limiting the foregoing, the parties agree that no royalties, license fees or other amounts are or shall be due or payable by West to Daikyo in connection with its use of CZ Resin for the Insert Needle Syringe technology. With regard to any other devices (i.e., other than the SmartDose Injector, Insert Needle Syringe or any other devices utilizing CZ Resin as of the date hereof) manufactured by West or one of its third party subcontractors that utilize CZ Resin, West shall pay Daikyo the fixed royalty rate noted above, equal to [**] of the products incorporating CZ Resin, with the net sales price used to calculate the royalty rate being based on the price of CZ Resin’s proportional value to the total sales value, as consistent with the CrossLicense Agreement.

Significant Technological lmprovements. In the event there is a significant technological improvement or enhancement to the Insert Needle Syringe or SmartDose Injector technology that is created or developed solely by Daikyo and transferred to West (a “Significant Technological Improvement”), as mutually agreed in writing by the parties, then a royalty equal to [**] of products incorporating such Significant Technological Improvement shall be due to Daikyo based on the Special Material, Formula or Process used in connection therewith. The net sales price used to calculate the royalty rate shall be based on the price of the Special Material, Formula or Process’ proportional value to the total sales value, as consistent with the CrossLicense Agreement.

Services under Distributorship Agreement. Daikyo and West acknowledge that West has the required expertise, resources and infrastructure to support the analytical and technical services, quality, regulatory, marketing and sales requirements for Daikyo products throughout the Territory (as such term is defined in the Distributorship Agreement). Daikyo and West also acknowledge that Daikyo relies significantly on West and the West expertise, resources and infrastructure in such Territory for the sale of its products, and further that Daikyo is not able to support the sales of its products in such Territory except in a few isolated instances for longstanding customers whom Daikyo must accommodate. Given the foregoing, the parties are in agreement that West’s support for the sale of Daikyo products in such Territory is critical to the long·term success of Daikyo, and accordingly, Daikyo expects that West will be responsible for all sales of Daikyo products in such Territory, except for the few isolated instances of customers who have longstanding direct buy relationships with Daikyo and where, after discussion, the parties determine it is necessary for Daikyo to sell directly to ensure there is no interruption to a customer’s supply chain. Daikyo also expects that West will provide the primary customer support in connection with all such sales by
West.

Daikyo Address for Notices. The parties hereby acknowledge and agree that Daikyo’s address for all notices permitted or required to be given under the Agreements is changed so that it is now Daikyo’s address as set forth above in this Letter.

Except as modified by this Letter, the terms of the Agreements shall remain in full force and effect, and capitalized terms not defined in this Letter shall have the meanings set forth in the respective Agreements. Please indicate that you are in agreement with the terms of this Letter by signing below and returning an executed copy for our files.

Very truly yours,

MATERIAL NOTED WITH [**] IS CONFIDENTIAL AND HAS BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

West Pharmaceutical Services, Inc.

By: /s/ Eric M. Green
Eric M. Green, President & Chief Executive Officer

Accepted and Agreed to by:

Daikyo Seiko, Ltd.

By: /s/ Morihiro Sudo
Morihiro Sudo, President